EXHIBIT 10.54


                            STOCK PURCHASE AGREEMENT

                                      AMONG

                                BIO-PLEXUS, INC.

                                       AND

                                 THE PURCHASERS
                           LISTED ON EXHIBIT A HERETO

                           Dated as of July ___, 2001

1.       Issuance and Sale of Common Stock..............................................     1
         1.1.     Issuance, Purchase and Sale...........................................     1
         1.2.     Closing...............................................................     1
         1.3.     Conditions to Closing of the Purchasers; Deliveries by the Reorganized
                  Company...............................................................     2
         1.4.     Conditions to Closing of the Reorganized Company; Deliveries by the
                  Purchasers............................................................     3
2.       Representations and Warranties.................................................     3
         2.1.     Corporate Existence, Power and Authority; Subsidiaries................     3
         2.2.     Capitalization........................................................     3
         2.3.     SEC Reports...........................................................     4
         2.4.     Financial Statements..................................................     4
         2.5.     Effective Date; Winged Set............................................     5
         2.6.     Tax Returns...........................................................     5
         2.7.     Litigation............................................................     5
         2.8.     Compliance with Other Agreements and Applicable Laws..................     5
         2.9.     Employee Benefits.....................................................     6
         2.10.    Environmental Compliance..............................................     6
         2.11.    Accuracy and Completeness of Information..............................     6
         2.12.    Survival of Warranties; Cumulative....................................     7
         2.13.    Enforceability of Transaction Documents...............................     7
         2.14.    Nature of Business....................................................     7
         2.15.    Bankruptcy Court Orders...............................................     7
3.       Indemnification................................................................     7
4.       Interpretation.................................................................     8
         4.1.     Definitions...........................................................     8
         4.2.     Other Definitional Provisions........................................     11
5.       Miscellaneous.................................................................     12
         5.1.     Invalidity of Provision..............................................     12
         5.2.     Remedies.............................................................     12
         5.3.     Entire Agreement; Effectiveness......................................     12
         5.4.     Counterparts.........................................................     12
         5.5.     Notices and Other Communications.....................................     12
         5.6.     Amendments...........................................................     13
         5.7.     Successors and Assigns...............................................     13
         5.8.     Expenses.............................................................     13
         5.9.     Transfer of  Common Stock............................................     14
         5.10.    GOVERNING LAW........................................................     14
         5.11.    Submission to Jurisdiction...........................................     14
         5.12.    Service of Process...................................................     15
         5.13.    Waiver of Jury Trial.................................................     15
         5.14.    Signatures...........................................................     15
         5.15.    Further Assurances...................................................     15

                  THIS STOCK PURCHASE AGREEMENT, dated as of July ___, 2001 (this "Agreement"), is made among BIO-PLEXUS, INC., a Delaware corporation (the "Reorganized Company"), and the purchasers listed on Exhibit A hereto (each such party, a "Purchaser" and, collectively, the "Purchasers").

                  WHEREAS, on April 4, 2001, Bio-Plexus, Inc., a Connecticut corporation (the "Company"), filed a voluntary petition (Case No. 01-21079) (the "Case") under chapter 11 of the United States Bankruptcy Code, as in effect on that date (the "Bankruptcy Code"), with the United States Bankruptcy Court for the District of Connecticut, Hartford Division (the "Bankruptcy Court");

                  WHEREAS, on June 12, 2001 the Company's First Amended Plan of Reorganization, dated June 12, 2001 (the "Plan"), was confirmed by the order of the Bankruptcy Court pursuant to Section 1129 of the Bankruptcy Code (the "Confirmation Order");

                  WHEREAS, pursuant to Article V, Section D of the Plan, on the Effective Date (as defined in the Plan), the Company was reincorporated as a Delaware corporation by means of a merger by and between the Company and the Reorganized Company, a newly created wholly owned subsidiary of the Company;

                  WHEREAS, Article V, Section B of the Plan and the Confirmation Order provide that, immediately following the Effective Date, the Reorganized Company shall issue to the Purchasers 1,314,060 shares of common stock (the "Shares"), par value $.001 per share, of the Reorganized Company (the "Common Stock") pursuant to a private placement for a purchase price of $3,000,000; and

                  WHEREAS, the Purchasers and the Reorganized Company desire to provide for such purchase and sale and to establish various rights and obligations in connection therewith.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and agreements herein set forth, the parties hereto agree as follows:

         1.       Issuance and Sale of Common Stock.


                  1.1 Issuance, Purchase and Sale. Upon the terms and subject to the conditions set forth in the Plan and this Agreement, the Reorganized Company is issuing and selling to each Purchaser, and each Purchaser is purchasing from the Reorganized Company, the number of Shares set forth opposite such Purchaser's name on Exhibit A hereto at a purchase price of $2.283 per Share.

                  1.2 Closing. The closing of the transactions contemplated hereby (the "Closing") will take place simultaneously with the execution hereof at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004 (the date of the Closing is referred to as the "Closing Date").

                  1.3 Conditions to Closing of the Purchasers; Deliveries by the Reorganized Company. Each Purchaser's obligation to purchase its Shares at the Closing is subject to the fulfillment or waiver as of the Closing Date, as applicable, of the following conditions:

                           (i) on the Closing Date, the Reorganized Company
                  shall have delivered to each Purchaser a stock certificate or stock certificates representing the number of Shares set forth on Exhibit A to be purchased by each such Purchaser registered in the name of such Purchaser (or their respective nominees), together with any other documents that are necessary to issue to each Purchaser good and valid title to its respective Shares;

                           (ii) prior to or at the Closing, the Reorganized
                  Company and the Purchasers shall have executed and delivered the Registration Rights Agreement attached as Exhibit B hereto;

                           (iii) on the Closing Date, the Reorganized Company
                  shall have delivered to the Purchasers reimbursement of the Purchasers' costs and expenses (including the reasonable fees and expenses of their counsel, Fried, Frank, Harris, Shriver & Jacobson) incurred in connection with the transactions contemplated by the Transaction Documents to be paid as set forth in Section 1.4;

                           (iv) (A) the Effective Date (as defined in the Plan)
                  shall have occurred on or before June 30, 2001, (B) the commercial launch of the Winged Set shall have occurred, (C) no material development shall have occurred that affects the Reorganized Company's ability to maintain the commercial viability of the Winged Set following launch, (D) the Reorganized Company shall have produced no less than 50,000 units of commercial sale quality inventory of Winged Sets that have been shipped or are ready for shipment, and (E) the Purchasers shall have received a certificate from the chief executive officer of the Reorganized Company, dated as of the Closing Date, attesting to (A), (B), (C), and (D);

                           (v) no temporary restraining order, preliminary or
                  permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Transaction Documents shall be in effect, nor shall any proceeding by any Governmental Authority seeking any of the foregoing be pending;

                           (vi) the Confirmation Order shall have been entered
                  by the Bankruptcy Court and such order shall be in full force and effect and not stayed and shall have become a Final Order;

                           (vii) the Reorganized Company shall have complied in
                  full with the notice and other requirements of the Bankruptcy Code and any applicable Bankruptcy Rule or requirement of the Bankruptcy Court with respect to the Confirmation Order in a manner acceptable to Purchasers and their counsel;

                           (viii) there shall not be pending or threatened
                  against Purchaser, the Company, the Reorganized Company or any Affiliate of any of them any litigation arising out of or relating to the Case, the Plan, the Confirmation Order or any of the transactions contemplated by the Transaction Documents; and

                           (ix) the Reorganized Company shall have delivered to
                  each Purchaser such other instruments and documents as reasonably requested by each Purchaser.

                  1.4 Conditions to Closing of the Reorganized Company; Deliveries by the Purchasers. At the Closing, each Purchaser shall have delivered to the Reorganized Company, or to such other parties as otherwise set forth below, an amount in cash equal to the amount set forth opposite such Purchaser's name in Exhibit A hereto, less (x) its costs and expenses (including the fees and expenses of its counsel, Fried, Frank, Harris, Shriver & Jacobson, which amounts shall be wire transferred by the Purchasers, on behalf of the Reorganized Company, in immediately available funds to one or more accounts designated by such parties on or prior to the date hereof) and (y) the amount, without duplication, of such Purchaser's pro-rata portion of any of the Reorganized Company's outstanding indebtedness for borrowings pursuant to the DIP Facility (as defined in the Plan) as of the close of business on the Closing Date, including accrued and unpaid interest thereon through such date and unpaid legal fees and expenses owed pursuant to the DIP Facility.

         2. Representations and Warranties. The Reorganized Company hereby represents and warrants to Purchasers the following (which shall survive the execution and delivery of this Agreement):

                  2.1 Corporate Existence, Power and Authority; Subsidiaries. The Reorganized Company is a corporation duly organized and in good standing under the laws of the state of Delaware and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect. After giving effect to the Confirmation Order, the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the transactions contemplated hereunder and thereunder are all within the Reorganized Company's corporate powers, have been duly authorized and are not in contravention of law or the terms of the Reorganized Company's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which the Reorganized Company is a party or by which the Reorganized Company or its property is bound. After giving effect to the Confirmation Order, this Agreement and the Registration Rights Agreement constitute legal, valid and binding obligations of the Reorganized Company enforceable in accordance with their respective terms. The Reorganized Company has no Subsidiaries.

                  2.2 Capitalization. The authorized capital stock of the Reorganized Company consists of (i) 25,000,000 shares of Common Stock, of which, as of the date hereof, 10,001,440 shares were issued and outstanding, 1,111,271 shares were reserved for issuance upon the exercise of outstanding stock options pursuant to the Company's option plans, and 1,314,060 shares were reserved for issuance upon the exercise of the outstanding warrants, and (ii) 5,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"), of which, as of the date hereof, no shares were issued and outstanding. All of the outstanding shares of Common Stock are validly issued and are fully paid and nonassessable. Except as set forth on Schedule 2.2 hereto no class of capital stock of the Reorganized Company is entitled to preemptive rights. Except as set forth on Schedule 2.2 hereto, there are no outstanding options, warrants, subscription rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any class of capital stock of the Reorganized Company, or agreements, by which the Reorganized Company is or may become bound to issue additional shares of its capital stock or options, warrants or other rights to purchase or acquire any shares of its capital stock. Except as set forth on Schedule 2.2 hereto, no warrants, bonds, debentures, notes or other indebtedness or other securities having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Reorganized Company may vote were issued or outstanding. Except as set forth on
Schedule 2.2 hereto or as contemplated by the Transaction Documents, the Reorganized Company is not a party to, and, to the Reorganized Company's best knowledge, there is, and immediately after the Closing, there will be, no agreement, restriction or encumbrance (such as a preemptive or similar right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement, shareholders' agreement, etc., whether or not the Reorganized Company is a party thereto) with respect to the purchase, sale or voting of any shares of capital stock of the Reorganized Company (whether outstanding or issuable upon conversion, exchange or exercise of outstanding securities) or other securities of the Reorganized Company pursuant to any provision of law, its certificate of incorporation or by-laws, any agreement or otherwise. Except as set forth on Schedule 2.2 hereto or as contemplated by the Transaction Documents, no Person has the right to nominate or elect one or more directors of the Reorganized Company. Immediately following the transactions contemplated hereby, the Reorganized Company's capitalization will be as set forth on Schedule 2.2 hereto. The Reorganized Company has not declared or paid any dividend or made any other distribution of cash, stock or other property to its stockholders since January 1, 1996.

                  2.3 SEC Reports. Other than as set forth on Schedule 2.3 hereto, the Reorganized Company has timely filed all proxy statements, reports and other documents required to be filed by it under the Exchange Act and made available to the Purchasers complete copies of all annual reports, quarterly reports, proxy statements and other reports filed by the Reorganized Company under the Exchange Act, each as filed with the Securities and Exchange Commission (collectively, the "SEC Reports"). Each SEC Report was on the date of its filing, in compliance in all material respects with the requirements of its respective report form and the Exchange Act and did not, on the date of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  2.4 Financial Statements. The financial statements of the Reorganized Company (including any related schedules and/or notes) included in the SEC Reports, have been prepared in accordance with GAAP consistently followed throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with GAAP the financial condition, results of operations, cash flows and changes in stockholders' equity of the Reorganized Company as of the respective dates thereof and for the respective periods then ended (in each case subject, as to interim statements, to the absence of footnotes and as permitted by Form 10-Q and subject to changes resulting from year-end adjustments, none of which are material in amount or effect). Except as disclosed in the SEC Reports, the Reorganized Company has no liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise, whether known or unknown, whether due or to become due and regardless of when asserted), except (i) liabilities and obligations in the respective amounts reflected or reserved against in the audited balance sheet of the Reorganized Company as of December 31, 2000 or (ii) liabilities and obligations incurred in the ordinary course of business since December 31, 2000 which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

                  2.5 Effective Date; Winged Set. The commercial launch of the Winged Set has occurred and there has not been a material development or event that could affect the Reorganized Company's ability to maintain the commercial viability of the Winged Set. The Reorganized Company has produced no less than 50,000 units of commercial sale quality inventory of Winged Sets that are ready for shipment.

                  2.6 Tax Returns. The Reorganized Company has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to the Purchasers). All information in such tax returns, reports and declarations is complete and accurate in all material respects. The Reorganized Company has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except
(a) certain taxes with respect to periods prior to the Petition Date and (b) taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the Reorganized Company and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

                  2.7 Litigation. Except as set forth in the SEC Reports, there is no present investigation by any Governmental Authority pending, or to the best of the Reorganized Company's knowledge threatened, against or affecting the Reorganized Company, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of the Reorganized Company's knowledge threatened, against or affecting the Reorganized Company or its assets or goodwill, or against or affecting any transactions contemplated by the Transaction Documents, which has resulted, or if adversely determined against the Reorganized Company could reasonably be expected to result, in any Material Adverse Effect.

                  2.8 Compliance with Other Agreements and Applicable Laws. Other than as set forth on Schedule 2.8 hereto, the Reorganized Company is not in default under, or in violation of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound (except for defaults or violations which have resulted from any rejection by the Reorganized Company of any such agreement, contract, instrument, lease, or commitment pursuant to or in accordance with the

Bankruptcy Code and as approved or confirmed by the Bankruptcy Court in the
Case) and the Reorganized Company is in compliance with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, state or local governmental authority.

                  2.9 Employee Benefits. Neither the Reorganized Company nor any of its ERISA Affiliates has any liability, contingent or otherwise, with respect to any "employee pension benefit plan" subject to ERISA.

                  2.10 Environmental Compliance. (a) The Reorganized Company has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, where such violation has had or could reasonably be expected to have a Material Adverse Effect. The operations of the Reorganized Company comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

                           (b) There has been no investigation, proceeding,
complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending, or to the best of the Reorganized Company's knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by the Reorganized Company or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects the Reorganized Company or its business, operations or assets or any properties at which the Reorganized Company has transported, stored or disposed of any Hazardous Materials.

                           (c) The Reorganized Company has no material liability
(contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

                           (d) The Reorganized Company has all licenses,
permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of the Reorganized Company under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.

                  2.11 Accuracy and Completeness of Information. All information furnished by or on behalf of the Reorganized Company in writing to the Purchasers in connection with this Agreement or the Registration Rights Agreement or any transaction contemplated hereby or thereby, including, without limitation, all information on the Schedules attached hereto, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a

Material Adverse Effect, which has not been fully and accurately disclosed to the Purchasers in writing.

                  2.12 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by the Purchasers regardless of any investigation made or information possessed by the Purchasers. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which the Reorganized Company shall now or hereafter give, or cause to be given, to the Purchasers.

                  2.13 Enforceability of Transaction Documents. This Agreement is, and the Registration Rights Agreement when delivered hereunder will be, a legal, valid and binding obligation of the Reorganized Company, enforceable against the Reorganized Company in accordance with its terms.

                  2.14 Nature of Business. The Reorganized Company is primarily engaged in the business of designing, manufacturing and marketing blood collection needles, needle holders and needle disposal containers.

                  2.15 Bankruptcy Court Orders. The Confirmation Order is in full force and effect, and has become a Final Order.

         3. Indemnification. (a) The Purchasers and their respective directors, officers, employees, affiliates, partners, shareholders, counsel and agents and any affiliate of any of the foregoing (an "Indemnified Party," collectively, the "Indemnified Parties") shall be indemnified and held harmless by the Reorganized Company from and against and in respect of any and all losses, costs, fines, liabilities, claims, penalties, damages and expenses (including reasonable legal fees and expenses incurred in the investigation and defense of claims and actions) (each, a "Loss", and collectively, "Losses") resulting from, in connection with or arising out of:

                           (i) any breach of any representation or warranty made
                  by the Reorganized Company in this Agreement, and any breach of any covenant or agreement made by the Reorganized Company in this Agreement;

                           (ii) except as otherwise provided in the Transaction
                  Documents, any amounts paid or payable by the Purchasers for any costs, expenses or fees of attorneys, accountants, other representatives, financial advisors or brokers related to the transactions contemplated by the Transaction Documents;

                           (iii) any investigation, litigation or other
                  proceeding brought or threatened relating to, or otherwise arising out of, the execution of the Agreement or the Registration Rights Agreement, or the transactions contemplated hereby or thereby;

                           (iv) all Environmental Liabilities and Costs arising
                  from or in connection with the past, present or future operations of the Reorganized Company involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property;

                           (v) any costs or liabilities incurred in connection
                  with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of the Reorganized Company;

                           (vi) any costs or liabilities incurred in connection
                  with any Environmental Lien; or

                           (vii) any action, suit or proceeding relating to any
                  of the foregoing.

                  (b) With respect to each claim subject to this Section 3 , the Indemnified Party shall give prompt written notice to the Reorganized Company of the claim, specifying in reasonable detail the nature of the claim and a reasonable estimate of the amount of Losses attributable thereto; provided that failure to give such notice promptly shall not relieve or limit the obligations of the Reorganized Company except to the extent the Reorganized Company is materially prejudiced thereby. With respect to each third-party claim subject to this Section 3 (a "Third-Party Claim"), the Reorganized Company, at its sole cost and expense, may, upon notice to the Indemnified Party within fifteen (15) days after the Reorganized Company receives notice of the Third-Party Claim, assume the defense of the Third-Party Claim. The Reorganized Company shall not consent to a settlement of, or the entry of any judgment arising from, any Third-Party Claim, unless the Indemnified Party consents thereto, which consent shall not be unreasonably withheld. The Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim, the defense of which is assumed by the Reorganized Company, with its own counsel and at its own expense. The parties shall cooperate in the defense of any Third-Party Claim and the relevant records of each party shall be made available on a timely basis.

         4.       Interpretation.

                  4.1 Definitions. For purposes of this Agreement (including Schedules and Exhibits hereto), the terms defined in this Agreement shall have the respective meanings specified in the Preamble hereof; in addition, the following terms shall have the following meanings:

                  "Affiliate" shall have the respective meanings ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act. "Affiliate" shall also include partners of a Person. Notwithstanding the foregoing, "Affiliate" shall not include the limited partners of any Purchaser or any limited partners of a limited partner of any Purchaser.

                  "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, as amended from time to time.

                  "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                  "Closing" shall have the meaning ascribed thereto in Section 1.2.

                  "Closing Date" shall have the meaning ascribed thereto in
Section 1.2.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

                  "Environmental Law" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect relating to the regulation and protection of human health, safety, the environment and natural resources. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. Section 180 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. Section 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. Section 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251 et seq.); and their state and local counterparts or equivalents.

                  "Environmental Liabilities and Costs" shall mean all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by the Reorganized Company or (ii) any facility which received Hazardous Materials generated by the Reorganized Company.

                  "Environmental Lien" shall mean any lien in favor of any Governmental Authority or any other Person for Environmental Liabilities and Costs.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

                  "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Reorganized Company, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Reorganized Company, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Reorganized Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

                  "Final Order" shall mean an order of the Bankruptcy Court as to which (a) the time to appeal or petition for certiorari has expired and as to which no appeal, petition for certiorari or other proceeding for reargument or rehearing shall then be pending, or (b) in the event that an appeal, writ of certiorari or reargument or rehearing thereof has been sought and is pending, such order of the Bankruptcy Court shall have been affirmed by the highest court to which the order was appealed or certiorari reargument or rehearing has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

                  "GAAP" shall mean generally accepted accounting principles as such principles shall be in effect in the United States at the relevant date.

                  "Governmental Authority" shall mean any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                  "Hazardous Materials" shall mean (i) any element, compound or chemical that is defined, listed or otherwise classified as a solid waste contaminant, pollutant, toxic pollutant, hazardous substance, extremely hazardous substance, toxic substance, hazardous waste, or special waste under any Environmental Law; (ii) petroleum and its refined fractions; (iii) any dielectric fluids containing more than 50 parts per polychlorinated biphenyls;
(iv) any flammable, explosive or radioactive materials; and (v) any other materials used or stored by the Reorganized Company, building, components (including but not limited to asbestos containing materials) and manufactured products containing Hazardous Materials.

                  "Indemnified Parties" shall have the meaning given such term in Section 3 hereof.

                  "Material Adverse Effect" shall mean a material adverse effect upon the Reorganized Company's assets, property, prospects, or condition, financial or otherwise.

                  "Person" shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), Governmental Authority or agency, or any other entity.

                  "Petition Date" shall mean the date of the commencement of the Case (i.e., April 4, 2001).

                  "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the indoor or outdoor environment or onto or from any property presently or formerly owned or operated by the Reorganized Company, or at any disposed facility that received Hazardous Materials generated by the Reorganized Company including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

                  "Remedial Action" shall mean all actions necessary to monitor, assess, evaluate, investigate, clean up, remove or treat any Release or threatened Release of Hazardous Material or to prevent, mitigate or minimize any Release or threatened Release so that the Release or threatened Release does not migrate or endanger or threaten to endanger public health or welfare or the environment.

                  "SEC Reports" shall have the meaning ascribed thereto in
Section 2.3.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities Exchange Commission promulgated thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act of 1933, as amended, shall include reference to the comparable section, if any, of any successor federal statute.

                  "Subsidiary" shall mean, with respect to any Person, any corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association or other business entity of which an aggregate of 30% or more of the outstanding stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person.

                  "Transaction Documents" shall mean this Agreement and the Registration Rights Agreement.

                  "Winged Set" shall have the meaning given such term in the Reorganized Company's Disclosure Statement for Plan of Reorganization, dated April 4, 2001, as may be amended from time to time with the consent of the Purchasers.

                  4.2 Other Definitional Provisions. (a) The words "hereof," "herein" and "hereunder" and other words of similar import when used in this Agreement shall refer to this Agreement and the Schedules and Exhibits hereto as a whole and not to any particular part of subdivision thereof, and Section references are to this Agreement unless otherwise specified.

                  (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms, and the works of either gender shall include the other gender where appropriate.

         5.       Miscellaneous.

                  5.1 Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. If any restriction or provision of this Agreement is held unreasonable, unlawful or unenforceable in any respect, such restriction or provision shall be interpreted, revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible under law.

                  5.2 Remedies. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required. In any action or proceeding brought to enforce any provision of this Agreement, the successful party shall be entitled to recover reasonable attorneys' fees in addition to its costs and expenses and any other available remedy.

                  5.3 Entire Agreement; Effectiveness. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

                  5.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  5.5 Notices and Other Communications. All notices, consents, requests, instructions, approvals, and other communications provided for herein shall be deemed given, if in writing and delivered personally, by telecopy or sent by registered mail, postage prepaid, when delivered to:

                  The Reorganized Company, to:

                  129 Reservoir Road
                  Vernon, Connecticut 06066
                  Attention:  Chief Executive Officer
                  Fax:  (860) 870-6118

                  With a copy to:

                  Reid and Riege, P.C
                  One State Street
                  Hartford, Connecticut 06103
                  Attention:  Craig L. Sylvester, Esq.
                  Fax:  (860) 240-1032

                  The Purchasers, to

                  Appaloosa Management, L.P.
                  26 Main Street, 1st Floor
                  Chatham, New Jersey 07928
                  Attention:  James E. Bolin
                  Fax: (973) 701-7309

                  With a copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, NY  10004
                  Attention:  Robert C. Schwenkel, Esq.
                  Fax:  (212) 859-4000

or to such other address as any party may, from time to time, designate in a written notice given in a like manner.

                  5.6 Amendments. This Agreement may be amended as to the Purchasers, and their respective successors and assigns, and the Reorganized Company may take any action herein prohibited, or omit to perform any act required to be performed by it, if the Reorganized Company shall obtain the written consent of the Purchasers. This Agreement may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification or discharge is sought or by parties with the right to consent to such waiver, change, modification or discharge on behalf of such party.

                  5.7 Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by either party hereto (other than by operation of law) without the prior written consent of the other party hereto; provided, that a Purchaser may assign its rights and obligations hereunder to any other Purchaser or to a purchaser of shares of Common Stock held by it.

                  5.8 Expenses. The Reorganized Company agrees to pay to each Purchaser all reasonable costs and expenses incurred by such Purchaser relating to any future amendment or supplement to any of the Transaction Documents (or any proposal by the Reorganized Company for such amendment or supplement) whether or not consummated or any waiver or consent with respect thereto (or any proposal for such waiver or consent) whether or not consummated, and all costs and expenses of such Purchaser relating to the enforcement of any of the Transaction Documents.

                  5.9 Transfer of Common Stock. Each Purchaser understands and agrees that each Share or certificate representing the Shares shall bear the following legend:

                  THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

                  The requirement that the foregoing legend be placed upon certificates evidencing any such Shares, shall cease and terminate upon the earliest of the following events: (i) when such Shares are transferred in a public offering under the Securities Act, (ii) when such Shares are transferred pursuant to Rule 144 under the Securities Act, or (iii) when such Shares are transferred in any other transaction, if the Purchaser delivers to the Reorganized Company an opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to the Reorganized Company; or a "no-action" letter from the staff of the Securities Exchange Commission; in either case, to the effect that such legend is no longer necessary in order to protect the Reorganized Company against a violation by it of the Securities Act upon any sale or other disposition of such Shares without registration thereunder. Upon the occurrence of any event, requiring the removal of legend hereunder, the Reorganized Company, upon the surrender of certificates containing such legend, shall, at its own expense, deliver to the holder of any such Shares as to which the requirement for such legend shall have terminated, one or more new certificates evidencing such Shares not bearing such legend.

                  5.10 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

                  5.11 Submission to Jurisdiction. If any litigation shall be brought by any Purchaser in order to enforce any right or remedy under this Agreement, the Reorganized Company hereby consents and will submit, and will cause each of its Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. The Reorganized Company hereby irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such litigation in such jurisdiction.

                  5.12 Service of Process. Nothing herein shall affect the right of any Purchaser to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Reorganized Company in any other jurisdiction.

                  5.13 Waiver of Jury Trial. The Reorganized Company hereby waives any right it may have to a trial by jury in respect of any action, proceeding or litigation directly or indirectly arising out of, under or in connection with, this Agreement.

                  5.14 Signatures. This Agreement shall be effective upon delivery of original signature pages or facsimile copies thereof executed by each of the parties hereto.

                  5.15 Further Assurances. Each party hereto agrees that it shall, at the Reorganized Company's expense and upon the reasonable request of the other party, duly execute and deliver, or cause to be duly executed and delivered, to the other party such further instruments, agreements and documents and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the other party to carry out more effectively the provisions and purposes of the Transaction Documents.

                  IN WITNESS WHEREOF, the Reorganized Company and the Purchasers have caused this Agreement to be executed and delivered by their respective officers or partners thereunto duly authorized.

                         BIO-PLEXUS, INC.

                         By:
                               -------------------------------------------------
                               Name:
                               Title:



                         APPALOOSA INVESTMENT LIMITED PARTNERSHIP I

                         By:   Appaloosa Management L.P., its General Partner

                         By:   Appaloosa Partners Inc., its General Partner

                         By:
                               -------------------------------------------------
                               Name:
                               Title:



                         PALOMINO FUND LTD.

                         By:   Appaloosa Management L.P., its Investment Adviser

                         By:   Appaloosa Partners Inc., its General Partner

                         By:
                               -------------------------------------------------
                               Name:
                               Title:

                                                                       Exhibit A

                                                                                  Aggregate
Purchaser                                             No. of Shares             Purchase Price
---------                                             -------------             --------------
Appaloosa Investment Limited Partnership I               700,394                   $ 1,599,000
Palomino Fund Ltd.                                       613,666                   $ 1,401,000

                                                                       Exhibit B

                      Form of Registration Rights Agreement
                      -------------------------------------